Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
November 5, 2015	763-493-6370 / www.mocon.com

MOCON Reports Third Quarter Results; Announces Corporate Realignment Plan

Highlights:

●	Overall Revenue increased 5 percent on a Constant Currency basis
●	Approximately $1.7 million of pre-tax savings in 2016 from realignment plan
●	Double digit growth in Permeation and Package Testing Segments on a Constant Currency basis

MINNEAPOLIS, MN, November 5, 2015 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the third quarter ended September 30, 2015.

Commenting on the Company’s performance, MOCON’s president and CEO, Robert L. Demorest said, “On a Constant Currency basis, our third quarter revenue grew 5 percent. Our Permeation and Package Testing business segments both continue to meet our growth expectations at 18 percent and 10 percent respectively. As experienced in the first half of the year, our Industrial Analyzer and Other segment continues to be challenged by the soft oil and gas market. Our earnings are trending up; on a sequential basis diluted EPS improved by 82 percent as revenue improved while we prudently managed costs and expenses. While the strengthening of the US dollar negatively impacted our revenue as reported for the three and nine-month periods, there is less of an effect to our operating income. A large portion of the costs to support our international businesses are denominated in foreign currencies, which provides a natural hedge therefore mitigating the negative effect of a strengthening dollar to operating profits.

“As part of an ongoing process improvement initiative designed to grow MOCON’s global brand and to provide our customers with enhanced products and services, we recently implemented a realignment plan and as part of that plan, we brought the sales and marketing functions of our Package Testing and Permeation business segments under common leadership. Overall, the realignment resulted in a 5 percent reduction in our U.S. headcount. We expect the realignment plan, which also includes the elimination of several vacant positions within other areas of the Company, will result in approximately $1.7 million of pre-tax savings in 2016. We will record a pre-tax charge of approximately $0.5 million, or $0.09 per diluted share, in the fourth quarter of 2015 related to employee separation costs. We believe the decision to have common leadership over both of these businesses will not only strengthen our market presence, but will also provide a cost-effective approach to achieving our objectives”.

2015 Revenue and Earnings Summary

Third quarter 2015 results compared to third quarter 2014:

●	Reported revenue decreased 7 percent as compared to the third quarter 2014. On a Constant Currency basis, revenue increased 5 percent compared to the year ago quarter.
●

Revenue (as reported) from foreign customers accounted for 62 percent (40 percent in Europe, 22 percent outside of Europe & the U.S.A.) of total revenue for the third quarter of 2015 compared to 67 percent (41 percent in Europe, 26 percent outside of Europe & the U.S.A.) in the third quarter of 2014.

●	Net income was $1.2 million, or $0.20 per diluted share, compared to $1.7 million, or $0.29 per diluted share in the year ago quarter.
●	Adjusted EBITDA for third quarter of 2015 was $2.6 million compared to $3.3 million in the third quarter of 2014. (See reconciliation to non-GAAP information below).

Nine months ended September 30, 2015 results compared to the year ago nine month period:

●	Reported revenue decreased 3 percent as compared to the year ago period. On a Constant Currency basis, revenue increased 6 percent compared to the year ago nine month period.
●

Revenue (as reported) from foreign customers accounted for 66 percent (38 percent in Europe, 28 percent outside of Europe & the U.S.A.) of total revenue for the nine month period of 2015 compared to 71 percent (42 percent in Europe, 29 percent outside of Europe & the U.S.A.) in the year ago period.

●	Net income was $2.7 million, or $0.46 per diluted share, compared to $3.6 million, or $0.62 per diluted share in the year ago period.
●	Adjusted EBITDA for the nine month period ended September 30, 2015 was $6.5 million compared to $7.7 million in the year ago nine month period.

Revenue by Segment ($ in thousands)

	Three Months Ended September 30,
	As Reported		Year over Year Growth		Currency impact on 2015 Growth	2015 Revenue at Constant	Year-over-Year Constant Currency
	2015	2014	$	%	$	Currency	Growth %
Package Testing	$6,454	$7,342	$(888)	-12%	$(1,643)	$8,097	10%
Permeation	6,482	5,729	753	13%	(276)	6,758	18%
Industrial Analyzers and Other	2,556	3,578	(1,022)	-29%	-	2,556	-29%
Total Revenue	$15,492	$16,649	$(1,157)	-7%	$(1,919)	$17,411	5%

	Nine Months Ended September 30,
	As Reported		Year over Year Growth		Currency impact on 2015 Growth	2015 Revenue at Constant	Year-over-Year Constant Currency
	2015	2014	$	%	$	Currency	Growth %
Package Testing	$19,684	$21,320	$(1,636)	-8%	$(3,758)	$23,442	10%
Permeation	18,550	16,622	1,928	12%	(764)	19,314	16%
Industrial Analyzers and Other	7,667	9,595	(1,928)	-20%	-	7,667	-20%
Total Revenue	$45,901	$47,537	$(1,636)	-3%	$(4,522)	$50,423	6%

Revenue from the Package Testing segment for both the three and nine months ended September 30, 2015 increased 10 percent on a Constant Currency basis due to an increase in headspace and mixer products and accessories. As reported, revenue decreased 12 percent and 8 percent, respectively, for the three and nine months ended September 30, 2015.

Revenue growth for the Permeation segment for the three months and nine months ended September 30, 2015 was 18 percent and 16 percent, respectively, on a Constant Currency basis and 13 percent and 12 percent, respectively, as reported. The current year growth is attributable to the continued increase in demand in the USA for the new generation of oxygen and water vapor permeation instrumentation, which was introduced to the marketplace during the second half of 2014.

Representing the smallest portion of MOCON’s reported revenue, currently 16 percent and only 22 percent at its peak, our Industrial Analyzer and Other segment declined 29 percent and 20 percent year-over-year for the three and nine months ended September 30, 2015. This was attributable to a 70 percent and 75 percent decline, respectively, in revenue from the oil and gas market. This decline is offset in part by increases in other markets including sales of environmental monitoring products and the sale of sensors into OEM partners.

Gross Profit, Operating Expenses and Other Income Commentary

Gross profit was 54 percent of revenue for each of the three and nine month periods ended September 30, 2015, respectively, compared to 57 percent and 56 percent of revenue for the same periods in 2014, respectively. The decrease in the gross margin rate is driven primarily by reduced revenue volume in Industrial Analyzer and Other segment which provides a lower basis to absorb semi-variable and fixed production costs, production ramp up costs associated with the recently introduced next generation Permeation products, and increased cost for products produced in the USA that are sold in euros. The overall decline was partially offset by increased production and efficiencies for products produced internationally.

Selling, general and administrative expenses were slightly lower during the third quarter and first nine months of 2015 compared to the same periods in 2014 due primarily to favorable foreign exchange rates partially offset by the cost of the Company’s legal entity realignment initiative of $190,000 and $318,000 in each of the quarter and year-to-date periods ending September 2015. Research and development expenses remained consistent at 6-8% of revenue for all periods.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents increased slightly to $6.4 million at September 30, 2015 compared to $6.3 million at December 31, 2014.
●

Net cash provided by operations was $4.4 million compared to $6.4 million in the first nine months of 2014 primarily driven by the change in net income and a $2.3 million decline in accounts payable and accrued compensation offset by a $1.5 million reduction in inventory.

●	Days sales outstanding were 51 days, a 6 day improvement from 57 in the third quarter of 2014 driven by an increased focus on collections.
●	Total debt was $3.7 million at September 30, 2015, a $0.9 million reduction when compared to $4.6 million at December 31, 2014.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON’s management evaluates its financial results on a constant currency basis which is calculated by adjusting the current period reported revenue to the comparative period’s currency translation rate (“Constant Currency”) and believes that investors may want to consider this impact on the Company’s performance. In addition, MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, legal entity realignment expenses and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes. In addition, revenue on a Constant Currency basis is used to assess the revenue growth component of MOCON’s Incentive Pay Plan.

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the performance of Dansensor, worldwide economic conditions and fluctuations in foreign currency exchange rates, the terms of our credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue
Products	$12,241	$13,110	$36,442	$37,384
Services	2,496	2,745	7,338	7,983
Consulting	755	794	2,121	2,170
Total revenue	15,492	16,649	45,901	47,537
Cost of revenue
Products	5,707	5,648	16,490	16,318
Services	1,010	992	3,074	3,133
Consulting	457	447	1,515	1,412
Total cost of revenue	7,174	7,087	21,079	20,863
Gross profit	8,318	9,562	24,822	26,674

Selling, general and administrative expenses	5,808	6,125	17,914	18,216
Research and development expenses	886	950	3,081	3,064
Operating income	1,624	2,487	3,827	5,394
Other income (expense), net	(48)	(117)	90	(267)

Income before income taxes	1,576	2,370	3,917	5,127

Income tax expense	424	696	1,211	1,558

Net income	$1,152	$1,674	$2,706	$3,569

Net income per common share:
Basic	$0.20	$0.30	$0.47	$0.63
Diluted	$0.20	$0.29	$0.46	$0.62
Weighted average common shares outstanding:
Basic	5,753	5,668	5,748	5,655
Diluted	5,808	5,776	5,826	5,768

CONDENSED BALANCE SHEET DATA: (unaudited)

	September 30, 2015		December 31, 2014
Assets:
Cash and cash equivalents		$6,413	$6,332
Accounts receivable, net		8,710	9,877
Inventories		8,390	8,705
Other current assets		2,829	2,587
Total current assets		26,342	27,501
Property, plant and equipment, net		6,028	5,562
Goodwill, intangibles and other assets		17,172	19,446
Total assets		$49,542	$52,509
Liabilities and Shareholders’ Equity:
Revolving lines of credit	$	---	$3,300
Notes payable, current		64	983
Other current liabilities		9,973	11,166
Total noncurrent liabilities		5,708	2,587
Shareholders’ equity		33,797	34,473
Total liabilities and shareholders’ equity		$49,542	$52,509

CONDENSED CASH FLOW DATA: (unaudited)	September 30, 2015	September 30, 2014

Net cash provided by operations	$4,417	$6,430
Net cash used in investing activities	(1,144)	(1,113)
Net cash used in financing activities	(2,816)	(2,965)
Effect of exchange rate changes	(376)	(344)
Net increase in cash	81	2,008
Cash beginning of period	6,332	4,133
Cash end of period	$6,413	$6,141

 MOCON, INC.

 NON-GAAP RECONCILIATION

 (in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$1,152	$1,674	$2,706	$3,569
Interest expense, net	31	45	97	147
Income tax expense	424	696	1,211	1,557
Depreciation and amortization	614	656	1,834	1,924
EBITDA	2,221	3,071	5,848	7,197
Share-based compensation	167	129	488	413
Legal entity realignment expenses	190	---	318	---
Foreign currency transaction loss (gain)	17	72	(186)	120
Adjusted EBITDA	$2,595	$3,272	$6,468	$7,730